Exhibit 4.1

CREDIT AGREEMENT

by and between,

OTTER TAIL POWER COMPANY,
as Borrower,

and

JPMORGAN CHASE BANK, N.A.,
as Bank

Dated as of

March 1, 2013

i

ii

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of March 1, 2013, is by and between OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”) and JPMORGAN CHASE BANK, N.A., a national banking association (the “Bank”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS.

Section 1.1          Defined Terms.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Advance” means the portion of the outstanding Loan by the Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable.  An Advance may be a “LIBOR Advance” or a “Base Rate Advance” (each, a “type” of Advance).

“Adverse Event” means the occurrence of any event that has had or could reasonably be expected to have a material adverse effect on the business, operations, property, assets or financial condition of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower and the Material Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents.

“Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

“Applicable Margin” means, for LIBOR Advances, 0.875% per annum, and for Base Rate Advances, 0% per annum.

“Authorized Representatives” means any officers or employees of the Borrower designated by the Borrower for purposes of giving and receiving notices hereunder, requesting and repaying the Loan, agreeing to rates of interest and otherwise transacting business with the Bank hereunder.

“Base Rate” means, for any day, a fluctuating rate per annum as determined by the Bank to equal to the greatest of (a) the Prime Rate in effect on such day, (b) a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus 0.50% per annum, or (c) the LIBOR Rate (Reserve Adjusted) Daily Floating in effect on such day plus 1.00% per annum.  If for any reason the Bank shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBOR Rate (Reserve Adjusted) Daily Floating for any reason (including, without limitation, the inability or failure of the Bank to obtain sufficient bids or publications in accordance with the terms hereof), the Base Rate shall be a fluctuating rate per annum equal to the Prime Rate in effect from time to time per annum until the circumstances giving rise to such inability no longer exist.

“Base Rate Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.

“Borrower” shall have the meaning set forth in the introductory paragraph.

“Borrower Obligations” means each and every debt, liability and other obligation of the Borrower of every type and description arising under or in connection with any of the Loan Documents which the Borrower may now or at any time hereafter owe to the Bank, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness, liabilities and obligations of the Borrower arising under this Agreement and the Note.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and New York, New York and, with respect to LIBOR Advances, a day on which dealings in Dollars may be carried on by the Bank in the interbank LIBOR market.

“Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

“Commitment” means the maximum unpaid principal amount of the Loan of the Bank which may from time to time be outstanding hereunder, being initially $40,900,000 and, as the context may require, the agreement of the Bank to make the Loan to the Borrower subject to the terms and conditions of this Agreement up to its Commitment.

“Compliance Certificate” means a certificate in the form of Exhibit B, duly completed and signed by an authorized officer of the Borrower.

“Controlled Foreign Corporation” means a Subsidiary that is a controlled foreign corporation under Section 957 of the Code.

“Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

“EBIT” means, for any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, (i) to the extent subtracted in determining consolidated net income, Interest Expense, all as determined in accordance with GAAP, excluding (to the extent included):  (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory), excluding gains resulting from sale of fixed assets, during the applicable period; (b) similar non-operating losses, excluding losses from sale of fixed assets, during such period; (c) payments of any premiums and any other costs, fees and expenses required to be paid by the terms thereof in connection with the repayment or redemption of Interest-bearing Debt existing as of the date of this Agreement and capital stock existing as of the date of this Agreement; (d) fees, cash charges and other cash expenses paid by the Borrower or any of its Subsidiaries in connection with any permitted acquisition, permitted disposition of assets, recapitalization, Investment, issuance of Indebtedness, issuance of equity interests, refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed) up to an aggregate amount not to exceed $5,000,000 in any period of four consecutive fiscal quarters; (e) non-cash charges attributable to any swap, collar or other hedging agreement; (f) non-cash compensation charges or expenses, including any such charges arising from the grants of stock appreciation  or similar rights, stock options, restricted stock or other management equity plans and including non-cash bonus payments; (g) the amount of any minority interest expense (less the amount of any cash dividends paid to the holders of such minority interests); (h) any impairment charge or asset write-off of the Borrower and its Subsidiaries, including any charge or write-off related to intangible assets, long-lived assets or investments, including, pursuant to Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to the Financial Accounting Standards Board Statement No. 141 “Business Combinations;” (i) plant closure, severance and other restructuring charges up to an aggregate amount not to exceed $5,000,000 in any period of four consecutive fiscal quarters; and (j) other non-cash charges reducing consolidated net income of the Borrower and its Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charges in any future period but including impairment charges, write-offs and write-downs), minus (ii) the sum, without duplication, of amounts for (a) non-cash gains attributable to any swap, collar or other hedging agreement and (b) other non-cash gains increasing consolidated net income of the Borrower and its Subsidiaries for such period (other than any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period); provided that if the Borrower or any Subsidiary acquires a Person (an “Acquired Person”) in an Acquisition in such period, then all of the Acquired Person’s EBIT (calculated for such Person as set forth above) for the period of determination shall be added to EBIT, and if the Borrower or any Subsidiary sells all or substantially all of the stock or assets of any Subsidiary in any such period, then the EBIT of such Subsidiary (calculated for such Person as set forth above) shall be deducted from EBIT.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code,

“Event of Default” means any event described in Section 10.1.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.  In the case of a day which is not a Business Day, the Federal Funds Effective Rate for such day shall be the Federal Funds Effective Rate for the preceding Business Day.  Each change in the Base Rate due to a change in the Federal Funds Effective Rate shall take effect on the effective date of such change in the Federal Funds Effective Rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or an successor thereto.

“Fitch” means Fitch Ratings and its successors.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time and applied in accordance with Section 1.2.

“Guaranty” means to (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any payment obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, or other obligations of, any other Person.

“Indebtedness” means, without duplication, all obligations of the Borrower or any Subsidiary:  (a) consisting of Interest-bearing Debt; (b) on account of deposits or advances, excluding deposits and advances received in the ordinary course of business; and (c) constituting a Guaranty by such Person in respect to indebtedness of others to the extent not included in clause (a).  For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but shall exclude trade liabilities and intercompany liabilities incurred in the ordinary course of business.

“Interest-bearing Debt” means, without duplication, all interest-bearing obligations of the Borrower or a Subsidiary on a consolidated basis:  (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether the obligation secured is the obligation of the owner or another Person, provided that the amount of such obligation which has not been assumed by the Borrower or a Subsidiary shall be the lesser of (i) the amount of such obligation and (ii) the fair market value of such assets; (c) for the deferred purchase price of any property or services evidenced by a note, payment contract or other instrument (other than an account payable arising in the ordinary course of business), (d) constituting the principal component of obligations as lessee under any Capitalized Lease; (e) that are Guaranties by the Borrower or a Subsidiary in respect to Interest bearing Debt of other Persons; (f) that are net liabilities under interest rate swaps, collars and other interest rate hedging agreements; (g) consisting at any time of the aggregate undrawn and unexpired amount of standby letters of credit plus the aggregate amount of drawings thereunder that have not been reimbursed; (h) constituting the principal component of obligations that are amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases; and (i) that are indebtedness attributable to Permitted Sales and Leasebacks  For all purposes of this Agreement, Interest-bearing Debt of any Person shall exclude trade liabilities and intercompany liabilities incurred in the ordinary course of business.

“Interest Expense” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and, to the extent not otherwise included in GAAP interest expense:  (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements; (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings; (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP; and (d) amounts calculated in respect of synthetic leases as if such leases were Capitalized Leases.

“Interest Period” means, for any LIBOR Advance, the period commencing on the borrowing date of such LIBOR Advance or the date a Base Rate Advance is converted into such LIBOR Advance, or the last day of the preceding Interest Period for such LIBOR Advance, as the case may be, and ending one, two, three or six months or, if available to the Bank, nine or twelve months thereafter, as selected by the Borrower pursuant to Section 2.3 or Section 2.4; provided, that:

(a)           any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Termination Date.

“Investment” means the acquisition, purchase, or making of any loan, advance, contribution to capital or extension of credit, and any purchase of stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Laws” shall mean, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case whether or not having the force of law.

“LIBOR Advance” means an Advance designated as such in a notice of borrowing under Section 2.3 or a notice of continuation or conversion under Section 2.4.

“LIBOR Interbank Rate” means the offered rate for deposits in United States Dollars for delivery of such deposits on the first day of an Interest Period of a LIBOR Advance, for the number of days comprised therein, quoted by the Bank from Reuters Screen LIBOR01 page or any successor thereto as of approximately 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of the Interest Period of such LIBOR Advance, or the rate for such deposits determined by the Bank at such time based on such other published service of general application as shall be selected by the Bank for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Bank may determine the rate based on rates offered to the Bank for deposits in United States Dollars in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein.

“LIBOR Interbank Daily Rate” means the offered rate for deposits in United States Dollars for interest periods of one month determined by the Bank from Reuters Screen LIBOR01 page or any successor thereto as of approximately 11:00 a.m., London time, on each Business Day (without taking into account the two-day future delivery convention applicable to such reports), which rate shall remain in effect until the next following Business Day.

“LIBOR Rate (Reserve Adjusted)” means a rate per annum calculated for the Interest Period of a LIBOR Advance in accordance with the following formula:

LIBOR Interbank Rate
LRRA	1.00 – LRR

In such formula, “LRR” means “LIBOR Reserve Rate” and “LRRA” means “LIBOR Rate (Reserve Adjusted)”, in each instance determined by the Bank for the applicable Interest Period.  The Bank’s determination of all such rates shall be conclusive in the absence of manifest error.

“LIBOR Rate (Reserve Adjusted) Daily Floating” means a rate per annum calculated for the Interest Period of a LIBOR Advance in accordance with the following formula:

LIBOR Interbank Rate
LRRADF	1.00 – LRR

In such formula, “LRR” means “LIBOR Reserve Rate” and “LRRADF” means “LIBOR Rate (Reserve Adjusted) Daily Floating”.  The Bank’s determination of all such rates shall be conclusive in the absence of manifest error,

“LIBOR Reserve Rate” means a percentage equal to the daily average during such Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Bank the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities.  Without limiting the generality of the foregoing, the LIBOR Reserve Rate shall reflect any reserves required to be maintained by the Bank against (i) any category of liabilities that includes deposits by reference to which the LIBOR Interbank Rate or LIBOR Interbank Daily Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes LIBOR Advances.

“Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

“Loan” means the Term Loan.

“Loan Documents” means this Agreement, the Note, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower, a Material Subsidiary or any guarantor or party granting security interests in connection with this Agreement, the Loan or any collateral for the Loan.

“Long Term Debt Rating” means the rating assigned by S&P, Moody’s or Fitch to the long term, unsecured and unsubordinated indebtedness of the Borrower.

“Material Subsidiary” means (a) the Subsidiaries listed on Schedule 1.1(b) hereto, and (b) any Subsidiary acquired or formed after the date of this Agreement if at the time of such acquisition or formation or at any time thereafter either (i) the consolidated assets of such Subsidiary and its Subsidiaries shall exceed 10.00% of the consolidated assets of the Borrower and its Subsidiaries, or (ii) the consolidated gross revenues of such Subsidiary and its Subsidiaries shall exceed 10.00% of the consolidated gross revenues of the Borrower and its Subsidiaries.  Such assets and gross revenues shall be determined on a pro forma basis at the time of such acquisition or formation, and shall be determined thereafter at the request of the Bank, but not less than one time per fiscal year of the Borrower thereafter.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Note” means the promissory note of the Borrower described in Section 2.5(a), substantially in the form of Exhibit A, issued by the Borrower to the Bank if it has requested such a promissory note pursuant to Section 2.5(d), as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

“OTC” means Otter Tail Corporation, a Minnesota corporation.

“Payment Date” means the Termination Date, plus (a) the last day of each Interest Period for each LIBOR Advance and, if such Interest Period is in excess of three months after the first day of such Interest Period, and thereafter each day three months after each succeeding Payment Date and (b) the last day of each March, June, September and December of each year for each Base Rate Advance and for any fees.

“PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Borrower and Subsidiaries, which, in the aggregate for all such transactions during any one fiscal year of the Borrower, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 10% of the consolidated assets of the Borrower and its Subsidiaries as of the beginning of such fiscal year.

“Permitted Sales and Leasebacks” means sales and leasebacks of assets of the Borrower or a Subsidiary involving a sale price of assets of the Borrower and Subsidiaries not to exceed $20,000,000 in the aggregate for all transactions after the date of this Agreement, that give rise to Interest-bearing Debt, calculated as if the relevant leases were Capitalized Leases (whether or not actually constituting Capitalized Leases).

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

“Prime Rate” means the rate of interest from time to time announced by the Bank as its “prime rate.”  For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.

“Related Party” means any Person (other than a Subsidiary):  (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 10% or more of the equity interests of the Borrower; or (c) 10% or more of the equity interests of which is beneficially owned or held by the Borrower or a Subsidiary.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

“Restricted Payments” means any expenditure by the Borrower or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Borrower’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely by a Subsidiary to another Subsidiary or by a Subsidiary to the Borrower), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower’s or any Subsidiary’s stock, (other than payment to, or on account of or for the benefit of, the Borrower or any Subsidiary only).

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Senior Indebtedness Agreement” means any agreement under which the Borrower issues notes or incurs obligations for Interest-bearing Debt, which notes and Interest-bearing Debt are senior obligations of the Borrower, pari passu with the Loan and Note, and shall include (a) the Note Purchase Agreement dated as of July 29, 2011, as thereafter amended, between the Borrower and the Noteholders named therein pertaining to the $140,000,000, 4.6% notes due December 20, 2021, (b) the Note Purchase Agreement, dated as of August 20, 2007, as thereafter amended, between the Borrower and the Noteholders named therein pertaining to (i) the $33,000,000, 5.95% Senior Unsecured Notes, Series A, due 2017, (ii) the $30,000,000, 6.15% Senior Unsecured Notes, Series B, due 2022, (iii) the $42,000,000, 6.37% Senior Unsecured Notes, Series C, due 2027, and (iv) the $50,000,000, 6.47% Senior Unsecured Notes, Series D, due 2037 and (c) the Second Amended and Restated Credit Agreement dated as of October 29, 2012, as thereafter amended, among the Borrower, the financial institutions parties thereto from time to time, and U.S. Bank National Association, as administrative agent thereunder, pertaining to the $170,000,000 revolving loan facility.

“Senior Indebtedness Prepayment Event” means the (a) occurrence of any event under any Senior Indebtedness Agreement that would require the Borrower to prepay, or offer to prepay, any Senior Indebtedness prior to its stated maturity, (b) occurrence of any event under any Senior Indebtedness Agreement that would give the holder of Senior Indebtedness any right to put such Senior Indebtedness to the Borrower or require the Borrower to repurchase or redeem such Senior Indebtedness in each case prior to its stated maturity, or (c) voluntary offer by the Borrower to prepay or purchase Senior Indebtedness prior to its stated maturity to remain in compliance with any covenant or agreement of a Senior Indebtedness Agreement, but not any other voluntary offer by the Borrower to prepay or purchase Senior Indebtedness prior to its stated maturity.  Senior Indebtedness Prepayment Events shall include, without limitation, any Transfer of Utility Assets Put Event or Debt Prepayment Application, as defined in the Senior Indebtedness Agreements (or any Senior Indebtedness Agreement).

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Termination Date” means June 1, 2014.

“Term Loan” means the Loan described in Section 2.1.

“Total Capitalization” means as of any date of determination, the sum of (a) the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock); plus (b) the principal amount of Interest-bearing Debt of the Borrower and the Subsidiaries.

Section 1.2         Accounting Terms and Calculations.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.  All financial ratios calculated pursuant to Section 9.12 shall be calculated in a manner consistent with that used in preparing the audited consolidated balance sheet of the Borrower as of December 31, 2012 and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the Borrower for the fiscal years then ended for the fiscal year ended December 31, 2012, except as otherwise specifically prescribed herein.  If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and either the Borrower or the Bank shall so request, the Bank and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Bank a written reconciliation in form and substance reasonably satisfactory to the Bank, between calculations of such ratio made before and after giving effect to such change in GAAP.

Section 1.3         Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”

Section 1.4         Other Definitional Terms.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

Section 1.5         References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

TERMS OF LENDING.

Section 2.1                      The Loan.  Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, the Bank agrees to make a term loan (the “Term Loan”) to the Borrower on the date hereof in a principal amount equal to its Commitment.  Amounts repaid in respect of the Term Loan may not be reborrowed.  The Commitment to extend credit hereunder shall expire on the date hereof.

Section 2.2                      Advance Options.  The Term Loan shall be constituted of LIBOR Advances and/or Base Rate Advances, as shall be selected by the Borrower, except as otherwise provided herein.  Any combination of types of Advances may be outstanding at the same time, except that the total number of outstanding LIBOR Advances shall not exceed eight (8) at any one time (or such greater number to which the Bank may from time to time agree).  Each LIBOR Advance shall be in a minimum amount of $500,000.  Each Base Rate Advance shall be in a minimum amount of $100,000.

Section 2.3                      Borrowing Procedures.  The request by the Borrower for the Loan shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Bank not later than:

(i)2:00 p.m., New York time, on the date of the requested Loan, if the Loan shall be comprised of Base Rate Advances; or
(ii) 1:00 p.m., New York time, three Business Days prior to the date of the requested Loan, if the Loan shall be, or shall include, a LIBOR Advance.

The request for the Loan shall specify (1) the borrowing date (which shall be a Business Day), (2) the amount of the Loan and the type or types of Advances comprising the Loan, and (3) if the Loan shall include LIBOR Advances, the initial Interest Periods for such Advances.

Section 2.4                      Continuation or Conversion of Loan.  The Borrower may elect to (i) continue any outstanding LIBOR Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (ii) convert any outstanding Advance into another type of Advance (on the last day of an Interest Period only, in the instance of a LIBOR Advance), by giving the Bank notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Bank not later than:

(a)2:00 p.m., New York time, on the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Base Rate Advance; or

(b) 1:00 p.m., New York time, three Business Days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a LIBOR Advance.

Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion (which shall be a Business Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in Section 2.2), and (iii) for continuation as, or conversion into, LIBOR Advances, the Interest Periods for such Advances.  Absent timely notice of continuation or conversion, following expiration of an Interest Period unless the LIBOR Advance is paid in full the Bank may at any time thereafter convert the LIBOR Advance into a Base Rate Advance.  Until such time as such Advance is converted into a Base Rate Advance by the Bank or the Borrower or is continued as a LIBOR Advance with a new Interest Period by notice by the Borrower as provided above, such Advance shall continue to accrue interest at a rate equal to the interest rate applicable during the expired Interest Period adjusted, however, to reflect changes in the Applicable Margin.  No Advance shall be continued as, or converted into, a LIBOR Advance if the shortest Interest Period for such Advance may not transpire prior to the Termination Date or if a Default or Event of Default shall exist and the Bank has given notice to the Borrower that no such continuations or conversions may be made.

Section 2.5                      Evidence of Indebtedness.

(a) The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Bank resulting from the Loan made by the Bank, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder (the “Register”).

(b) The entries made in the accounts maintained pursuant to paragraph (a) of this Section 2.5 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.  The Borrower and the Bank may treat each person whose name is recorded in the Register pursuant to the terms hereof as the Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(c) The Bank may request that the Loan be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to the Bank a Note payable to the Bank and its registered assigns.

Section 2.6                      Funding Losses.  In the event of (a) any failure of the Borrower to borrow, continue or convert a LIBOR Advance on a date specified in a notice thereof, or (b) any payment (including, without limitation, any payment pursuant to Section 4.2 or 10.2), prepayment or conversion of any LIBOR Advance on a date other than the last day of the Interest Period for such Advance, the Borrower agrees to pay the Bank’s costs, expenses and Interest Differential (as determined by the Bank) incurred as a result of such event.  The term “Interest Differential” shall mean that sum amount, not less than $0, equal to the financial loss incurred by the Bank resulting from such event, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the Interest Period of the relevant Advance) had such event not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of such event) as a result of the redeployment of funds from such event.  Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value.  The term “Money Markets” refers to one or more wholesale funding markets available to the Bank, including negotiable certificates of deposit, commercial paper, LIBOR deposits, bank notes, federal funds and others.  Such determinations by the Bank of shall be conclusive in the absence of manifest error.

Section 2.7                      Purpose of the Loan.  The Loan shall be used for purposes of funding working capital, capital expenditures, and other corporate purposes of the Borrower and its Subsidiaries.

Section 2.8                     Authorized Representatives.  The Borrower shall act hereunder through the Authorized Representatives designated from time to time and all notices and requests to be given and received by the Borrower, including requests for the Loan and designation of amounts of Advances and Interest Periods, shall be given by and directed to such Authorized Representatives.

ARTICLE III

INTEREST AND FEES.

Section 3.1                      Interest.

(a) LIBOR Advances. The unpaid principal amount of each LIBOR Advance shall bear interest prior to maturity at a rate per annum equal to the LIBOR Rate (Reserve Adjusted) in effect for each Interest Period for such LIBOR Advance plus the Applicable Margin per annum.

(b) Base Rate Advances. The unpaid principal amount of each Base Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Base Rate plus the Applicable Margin per annum.

(c) Interest After Maturity. Any amount of the Loan not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the greater of (i) 2.00% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii) 2.00% in excess of the Base Rate in effect from time to time.

Section 3.2                     Computation.  Interest shall be computed on the basis of actual days elapsed and a year of 360 days, provided, that any interest or fee calculated with reference to the Base Rate shall be computed on the basis of actual days elapsed and a year of 365/366 days.

Section 3.3                      Payment Dates.  Accrued interest under Section 3.1(a) and (b) shall be payable on the applicable Payment Dates.  Accrued interest under Section 3.1(c) shall be payable on demand.

ARTICLE IV

PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
OF THE CREDIT AND SETOFF.

Section 4.1                      Repayment.  Principal of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

Section 4.2                      Optional Prepayments.  The Borrower may, upon at least one (1) Business Day’s (in the case of Base Rate Advances, or three (3) Business Days’ in the case of LIBOR Advances) prior written or telephonic notice received by the Bank, prepay the Loan, in whole or in part, at any time subject to the provisions of Section 2.6, without any other premium or penalty.  In the event that the Loan is being refinanced, any such notice may be made contingent upon the closing of such refinancing.  Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid.  Each partial prepayment shall be in an amount of $50,000 or an integral multiple thereof.  Any prepayment of a LIBOR Advance shall be in an amount equal to the remaining entire principal balance of such Advance.

Section 4.3                      Payments.  Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 3:00 p.m., New York time, on the dates due at the main office of the Bank in New York, New York.  Funds received on any day after such time shall be deemed to have been received on the next Business Day.  Subject to the definition of the term “Interest Period”, whenever any payment to be made hereunder or on the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.  The Bank is authorized to debit the operating account of the Borrower designated by the Borrower for such purpose from time to time for all payments when due hereunder (provided that if such account shall not have sufficient available funds to pay interest when due, the Borrower shall pay such interest in immediately available funds).

Section 4.4                      Senior Indebtedness Prepayment Event.

(a) If a Senior Indebtedness Prepayment Event shall occur, the Borrower shall offer to prepay the Term Loan in Ratable Portion not later than the date of prepayment, purchase or redemption of the relevant Senior Indebtedness, by written notice given to the Bank not later than any notice required under the relevant Senior Indebtedness Agreement.

(b) If such prepayment of the Term Loan shall be required by the Bank, it will become effective upon the prepayment, purchase or redemption by the Borrower of the relevant Indebtedness under the relevant Senior Indebtedness Agreement. Failure by the Borrower so to prepay the Loan shall constitute an Event of Default under Section 10.1(a) hereof.

(c) For such purpose, a “Ratable Portion” shall mean a fraction the numerator of which is equal to the amount of the prepayment, purchase or redemption of the Indebtedness under the relevant Senior Indebtedness Agreement that the Borrower is required to make or offer to make, and the denominator of which is the aggregate principal amount of such Indebtedness outstanding.

ARTICLE V

ADDITIONAL PROVISIONS RELATING TO THE LOAN

Section 5.1                      Increased Costs.  If, as a result of any change after the date hereof of any law, rule, regulation, treaty or directive or in the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted or issued:

(a) any tax, duty or other charge with respect to the Loan, the Note or the Commitment is imposed, modified or deemed applicable, or the basis of taxation of payments to the Bank of interest or principal of the Loan (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office) is changed;

(b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank, excluding any reserve or other requirement reflected in the calculation of LIBOR Rate (Reserve Adjusted), is imposed, modified or deemed applicable;

(c) any increase in the amount of capital or liquidity required or expected to be maintained by the Bank or any Person controlling the Bank is imposed, modified or deemed applicable as a consequence of this Agreement or the Loan made by the Bank; or

(d) any other condition (other than any condition relating to taxes, duties, or other charges as set forth in clause (a) above) affecting this Agreement or the Commitment is imposed on the Bank or the relevant funding markets;

and the Bank determines that, by reason thereof, the cost to the Bank of making or maintaining the Loan or extending the Commitment is increased, or the amount of any sum receivable by the Bank hereunder or under the Note in respect of the Loan is reduced to a level below which the Bank could have achieved but for such change (taking into consideration the Bank’s policies with respect to capital adequacy);

then, the Borrower shall pay to the Bank upon demand such additional amount or amounts as will compensate the Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Bank has not been compensated for such additional cost or reduction in the calculation of the LIBOR Reserve Rate).  The Bank making such demand shall inform the Borrower of the basis for such demand, and provide a statement showing, in reasonable detail, calculation of the amount demanded.  The Borrower will promptly notify the Bank if the Borrower does not agree to the Bank’s determination of any such amount.  The Bank’s reasonable determination of such amount shall be presumed correct, absent its manifest error or negligence in determining such amounts.  In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods.  Notwithstanding the foregoing, the Bank shall not charge the Borrower for additional amounts for such additional costs or reductions:  (i) which additional amounts applied or accrued more than 90 days prior to the time that the Bank became aware of the event giving rise to such additional costs or reductions; or (ii) unless the Bank is generally requiring payment under comparable provisions of its agreements with similarly situated borrowers.

Section 5.2                      Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability.  If the Bank determines (which determination shall be conclusive and binding on the parties hereto), that:

(a) deposits of the necessary amount for the relevant Interest Period for any LIBOR Advance are not available in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Interbank Rate for such Interest Period; or

(b) that the LIBOR Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Bank of making, maintaining or funding the LIBOR Advance for a relevant Interest Period;

the Bank shall promptly give notice of such determination to the Borrower, and (i) any notice of a new LIBOR Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Base Rate Advance, and (ii) the Borrower shall be obligated to either prepay in full any outstanding LIBOR Advances or convert any such LIBOR Advance to a Base Rate Advance, without premium or penalty on the last day of the current Interest Period with respect thereto.

Section 5.3                      Changes in Law Rendering LIBOR Advances Unlawful.  If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for the Bank to make or fund any LIBOR Advance, the obligation of the Bank to provide the Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility.  If any such event shall make it unlawful or impossible for the Bank to continue any LIBOR Advance previously made by it hereunder, the Bank shall, upon the happening of such event, notify the Borrower thereof in writing, and the Borrower shall, at the time notified by the Bank, either convert each such unlawful Advance to a Base Rate Advance or repay such Advance in full, together with accrued interest thereon, subject to the provisions of Section 2.6.

Section 5.4                      Discretion of the Bank as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loan in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Bank had actually funded and maintained each LIBOR Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Interbank Rate for such Interest Period (whether or not the Bank shall have granted any participations in such Advances).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1                      Conditions of the Loan.  This Agreement shall become effective, and shall govern the Loan to be made hereunder, subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 6.2 below, that the Bank shall have received all of the following, in form and substance satisfactory to the Bank, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Bank and the following shall have occurred:

(a) The Note (if required by the Bank) duly executed by the Borrower.

(b) A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower, attesting to and attaching (i) a copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents, (iii) a copy of the Articles or Certificate of Incorporation of the Borrower with all amendments thereto, and (iv) a copy of the By-Laws of the Borrower with all amendments thereto.

(c) A Certificate of Good Standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials.

(d) An opinion of counsel to the Borrower, addressed to the Bank, in substantially the form of Exhibit C.

(e) Payment of all fees and reimbursements payable hereunder.

Section 6.2                      Additional Conditions Precedent to the Loan.  The obligation of the Bank to make the Loan hereunder shall be subject to the satisfaction or waiver of the following additional conditions precedent (and the request for the Loan shall be deemed a representation by the Borrower that the following are satisfied):

(a) Before and after giving effect to the Loan, the representations and warranties contained in Article VII shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, on and as of the date of the Loan, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(b) Before and after giving effect to the Loan, no Default or Event of Default shall have occurred and be continuing.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement, to grant the Commitment and to make the Loan hereunder, the Borrower represents and warrants to the Bank:

Section 7.1                     Organization, Standing, Etc.  The Borrower and each of its corporate Material Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into the Loan Documents and to perform its obligations under the Loan Documents.  The Borrower and each of the Material Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and failure to so qualify or remain in good standing would constitute an Adverse Event.

Section 7.2                      Authorization and Validity.  The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 7.3                      No Conflict; No Default.  The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Material Subsidiary, which in any such case under subsection (a) or (c) would reasonably constitute an Adverse Event.  Neither the Borrower nor any Material Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation would constitute an Adverse Event.  No Default or Event of Default has occurred and is continuing.

Section 7.4                      Government Consent.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions as have been made or obtained and are in full force and effect, provided, however, the Borrower is required to make an annual filing of its capital structure with the Minnesota Public Utilities Commission, and such Commission may thereafter issue orders approving or disapproving of the Borrower’s capital structure.

Section 7.5                      Financial Statements and Condition.  The Borrower’s audited consolidated financial statements as of December 31, 2012, and the Borrower’s unaudited quarterly financial statements as of September 30, 2012, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis (except, in the case of the unaudited quarterly financial statements, for the absence of footnotes and for year-end audit adjustments) and fairly present in all material respects the financial condition of the Borrower and the Subsidiaries, taken as a consolidated enterprise, as at such dates and the results of their operations for the fiscal year then ended.  As of the dates of such consolidated financial statements, neither the Borrower nor any Material Subsidiary had any material obligation, contingent liability, liability for taxes or long term lease obligation which is not reflected in such consolidated financial statements or in the notes thereto.  Since December 31, 2012, no Adverse Event has occurred.

Section 7.6                      Litigation and Contingent Liabilities.  Except as described in Schedule 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Material Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Material Subsidiary, would constitute an Adverse Event.  Except as described in Schedule 7.6, neither the Borrower nor any Material Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.

Section 7.7                      Compliance.  The Borrower and the Material Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them, except where non-compliance thereof would not constitute an Adverse Event.

Section 7.8                      Environmental, Health and Safety Laws.  To the best of the Borrower’s knowledge after due inquiry, there does not exist any violation by the Borrower or any Material Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which would constitute an Adverse Event.  Neither the Borrower nor any Material Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non compliance or remedial action would constitute an Adverse Event.

Section 7.9                      ERISA.  Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements, except where non-compliance would not constitute an Adverse Event.  No Reportable Event which would be an Adverse Event, has occurred and is continuing with respect to any Plan.  As of each January 1, all of the minimum funding standards applicable to such Plans have been satisfied, except where nonsatisfaction would not constitute an Adverse Event, and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA, except for any event or condition which would not constitute an Adverse Event.

Section 7.10                    Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

Section 7.11                    Ownership of Property; Liens.  Each of the Borrower and the Material Subsidiaries has good and marketable title to, or valid leasehold interests in or easements or other limited property interests in, its real properties necessary in the ordinary course of its business and good and sufficient title to its other material properties, except for minor defects in title that do not materially interfere with its ability to conduct its business and to utilize such assets for their intended purposes and except where the failure to have such title or other property interests described above would not constitute an Adverse Event.  None of the properties, revenues or assets of the Borrower or any of the Material Subsidiaries is subject to a Lien, except for Liens disclosed in the consolidated financial statements referred to in Section 7.5 or permitted under Section 9.8.

Section 7.12                    Taxes.  Each of the Borrower and the Material Subsidiaries has filed all federal and material state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments of which it has received notice made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees, charges or assessments the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and other than taxes, fees, charges or assessments with respect to which the failure to pay would not constitute an Adverse Event).  No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges, except for Liens or claims which would not constitute an Adverse Event.

Section 7.13                      Trademarks, Patents.  Each of the Borrower and the Material Subsidiaries possesses or has the right, by way of ownership, license or otherwise, to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others, except where the lack of such possession or right or where the existence of such conflict would not constitute an Adverse Event.

Section 7.14                    Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 7.15                    Subsidiaries.  Schedule 7.15 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

Section 7.16                    Partnerships and Joint Ventures.  Schedule 7.16 sets forth as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrower or any Subsidiary is a partner (limited or general) or joint venturer.

Section 7.17                    Senior Debt.  The Loan is senior unsecured Indebtedness of the Borrower, and is pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower.

ARTICLE VIII

AFFIRMATIVE COVENANTS

From the date of this Agreement and thereafter until the Loan and all other liabilities of the Borrower to the Bank hereunder and under the Note (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full, unless the Bank shall otherwise expressly agree in writing the Borrower will do, and will cause each Material Subsidiary (except in the instance of Section 8.1) to do, all of the following:

Section 8.1                      Financial Statements and Reports.  Furnish to the Bank:

(a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual audited financial statements of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous fiscal year, certified without a “going concern” or like qualification, or a qualification arising out the scope of the audit, by independent certified public accountants of recognized standing selected by the Borrower, together with any related management letters.

(b) As soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year, a copy of the unaudited financial statements of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP (except for the absence of footnotes and for year-end audit adjustments), signed by a senior financial officer of the Borrower, consisting of at least consolidated statements of income and cash flow for the Borrower and its Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter.

(c) Together with the consolidated financial statements furnished by the Borrower under Sections 8.1(a) and 8.1(b), a Compliance Certificate signed by a senior financial officer of the Borrower, which shall confirm either that as at the date of each such financial statement there did not exist any Default or Event of Default or that a Default or Event of Default existed, in which case it shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

(d) As soon as available and in any event within 120 days after the end of each fiscal year of OTC, the annual audited financial statements of OTC and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous fiscal year, certified without a “going concern” or like qualification, or a qualification arising out of the scope of the audit, by independent certified public accountants of recognized standing selected by OTC (it being agreed that the furnishing of OTC’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy obligation under this Section 8.1(d) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification, or a qualification arising out of the scope of the audit), together with any related management letters.

(e) As soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year, a copy of the unaudited financial statements of OTC and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP (except for the absence of footnotes and for year-end audit adjustments), signed by a senior financial officer of OTC, consisting of at least consolidated statements of income and cash flow for OTC and its Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of OTC and its Subsidiaries as at the end of such quarter (it being agreed that the furnishing of OTC’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the obligation under this Section 8.1(e) with respect to such quarter), and a statement from a senior financial officer of OTC that the financial statements are fairly stated in all material respects when considered in relation to the basic consolidated statements taken as a whole.

(f) Promptly upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

(g) Promptly upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any “prohibited transaction” (as defined in Section 4975 of the Code), except for any Reportable Event or “prohibited transaction” which would not constitute an Adverse Event, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(h) Promptly after the same become publicly available, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

(i) Copies of any order issued by the Minnesota Public Utilities Commission regarding the Borrower’s capital structure.

(j) Promptly upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which, in each case if adversely determined, would constitute an Adverse Event.

(k) Promptly upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower or any Material Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters in which such violation or an adverse determination or result in such proceeding would constitute an Adverse Event.

Documents required to be delivered pursuant to clauses (a), (b), (d), (e) and (h) of this Section 8.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System or made available on the Borrower’s website.

Section 8.2                      Corporate Existence.  Except as permitted by Sections 9.1, 9.2 and 9.4, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and failure to so qualify or remain in good standing would constitute an Adverse Event, provided, that the Borrower may cause any Material Subsidiary to be dissolved that has substantially no assets, revenues or operations.

Section 8.3                      Insurance.  Maintain with financially sound and reputable insurance companies such insurance as may be required by-law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

Section 8.4                      Payment of Taxes and Claims.  File all federal and material state and local tax returns and reports which are required by-law to be filed by it and pay before they become delinquent all federal and material state and local taxes, assessments and governmental charges and levies imposed upon it or its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside on the Borrower’s or such Material Subsidiary’s books in accordance with GAAP or if nonpayment thereof would not constitute an Adverse Event.

Section 8.5                      Inspection.  Permit any representative of the Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times during normal business hours of the Borrower and the Subsidiaries, upon reasonable advance notice to the Borrower and the Subsidiaries; provided that, so long as no Event of Default has occurred and is continuing, the expenses of the Bank and its representatives for such visits, inspections and examinations shall be at the expense of the Bank, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

Section 8.6                      Maintenance of Properties.  Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except where the failure to do so would not constitute an Adverse Event.

Section 8.7                      Books and Records.  Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs in a manner that permits the preparation of financial statements in accordance with GAAP.

Section 8.8                      Compliance.  Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure so to comply would not constitute an Adverse Event.

Section 8.9                      ERISA.  Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code, including without limitation minimum funding standards, except where the failure so to comply would not constitute an Adverse Event.

Section 8.10                   Environmental Matters.  Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non compliance would constitute an Adverse Event.

Section 8.11                   Failure to Approve Capital Structure.  If the Minnesota Public Utilities Commission or any other governmental authority of appropriate jurisdiction shall issue an order finally determining not to approve, or finally disapproving of, this Agreement, the Borrower will repay the Loan within sixty (60) days after such order becoming final (or within such shorter period as such order shall provide for such termination and repayment).

Section 8.12                   Senior Debt.  Take all actions necessary to assure that the Loan is senior unsecured Indebtedness of the Borrower, and is and remains pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower (without limiting the obligation of the Borrower to deliver cash collateral or deposits under certain circumstances, as specifically provided herein).

Section 8.13                    Ratings.  The Borrower shall use commercially reasonable efforts to obtain and maintain Long Term Debt Ratings with S&P, Moody’s and Fitch.

ARTICLE IX

NEGATIVE COVENANTS

From the date of this Agreement and thereafter until the Loan and all other liabilities of the Borrower to the Bank hereunder and under the Note (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full, unless the Bank shall otherwise expressly agree in writing the Borrower will not, and will not permit any Material Subsidiary to, do any of the following:

Section 9.1                      Merger.  Merge or consolidate or enter into an analogous reorganization or transaction with any Person; provided, however, that (a) any Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary (if such wholly-owned Subsidiary is the surviving corporation); (b) the Borrower and Material Subsidiaries may enter into Permitted Divestitures; (c) any wholly-owned Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 9.7 so long as the continuing or surviving Person shall be a wholly-owned Subsidiary; and (d) any non-wholly-owned Subsidiary of the Borrower may merge into another Subsidiary of the Borrower to the extent permitted under Section 9.2(c).

Section 9.2                      Sale of Assets.  Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for:

(a) sales, subleases, leases and licensing of assets in the ordinary course of business;

(b) sales or other transfers (i) by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary, (ii) by a non-wholly-owned Subsidiary of the Borrower to the Borrower or a wholly-owned Subsidiary of the Borrower and (iii) by a non-wholly-owned Subsidiary to another non-wholly-owned Subsidiary to the extent permitted under clause (c), below;

(c) Permitted Divestitures;

(d) Permitted Sales and Leasebacks;

(e) sales of used, obsolete, worn out or surplus property or property no longer used or useful in the conduct of its business;

(f) sales of permitted cash equivalents for cash or cash equivalents;

(g) synthetic leases described in subsection (h) of the definition of Interest-bearing Debt and subsection (d) of the definition of Interest Expense;

(h) abandonment of non-material intellectual property assets in the ordinary course of business;

(i) surrender, release or waiver of contract rights in the ordinary course of business;

(j) sales or other dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such sale or other disposition are promptly applied to the purchase price of such replacement property;

(k) charitable donations in the ordinary course of business and consistent with past practices; and

(l) sales to or other dispositions of Investments or assets into joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements in effect on the date hereof or pursuant to an Investment permitted by Section 9.7.

Section 9.3                      Plans.  Permit any condition to exist in connection with any Plan which would constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, or permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary.

Section 9.4                      Ownership of Stock.  Except as set forth on Schedule 9.4, take any action, or permit any Material Subsidiary to take any action, which would result in a decrease in the Borrower’s or any Material Subsidiary’s ownership interest in any Material Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned), other than as permitted under Section 9.1 or 9.2.

Section 9.5                      Other Agreements.  Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would:  (a) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents, except where such violation or breach would not constitute an Adverse Event, or (b) other than this Agreement or the other Loan Documents, prohibit any Subsidiary of the Borrower from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Borrower holds in such Subsidiary, except for (i) any such prohibition that applies only when a default shall exist under such agreement or shall result from such payment, acquisition or retirement; (ii) customary prohibitions or restrictions in joint venture agreements and similar agreements that relate solely to the activities of such joint venture; (iii) as to clause (b), customary prohibitions or restrictions contained in agreements relating to any asset sale or disposition pending such sale or disposition, provided that such prohibitions and restrictions apply only to the Subsidiary or its assets to be sold or disposed of and such sale or disposition is permitted hereunder; (iv) as to clause (b), restrictions and conditions imposed by any governmental authority;  (v) as to clause (b), any such prohibition contained in any agreement, bond, note or other instrument (or any refinancing thereof) with respect to any Person or the property or assets of such Person acquired by the Borrower or any Subsidiary in an acquisition permitted hereunder and existing at the time of such acquisition; provided that such prohibition is not applicable to any Person or the property or assets of any Person other than such acquired Person or the property or assets of such acquired Person; (vi) any agreement evidencing any permitted renewal, extension, replacement or refinancing of any agreement referred to in the foregoing clause (v) so long as such renewal, extension, replacement or refinancing does not expand the scope of the restrictions described in clause (b); and (vii) as to clause (b), limitations or restrictions consisting of customary net worth, leverage or other financial covenants in each case contained in, or required by, any contractual obligation governing Indebtedness of a Subsidiary.

Section 9.6                      Restricted Payments.  Either:  (a) make any Restricted Payment if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment, provided that dividends or distributions payable solely in shares or other equity interests to the holders of such share or other equity interests may be paid at any time; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or otherwise pay, acquire or retire for value, any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the Loan, except for (i) regularly-scheduled payments of interest and principal and mandatory prepayments of principal that are not otherwise prohibited by any document or agreement stating the terms of subordination of such other Indebtedness, and (ii) refinancing of the Indebtedness of the Borrower or a Subsidiary that is expressly subordinated in right of payment to the Loan by the incurrence of Indebtedness that is similarly subordinated in right of payment to the Loan.

Section 9.7                      Investments.  Acquire for value, make, have or hold any Investments in any other Person, except:

(a) Investments outstanding or contemplated on the date hereof and listed on Schedule 9.7, and any increases or decreases in the value thereof or write-ups, write-downs, write-offs, reinvestments, renewals and extensions with respect to such Investments;

(b) loans and advances to officers and employees in the ordinary course of business;

(c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;

(d) certificates of deposit or bankers’ acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from S&P that is rated A- (or the equivalent thereof from any other nationally recognized rating service) or higher;

(e) commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;

(f) repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;

(g) cash and demand deposits with any bank or trust company;

(h) money market funds substantially all the assets of which are comprised of securities of the types described in any of clauses (c) through (f) above;

(i) in the case of foreign Subsidiaries, short-term Investments comparable to clauses (c) through (h) above;

(j)  Investments in the nature of an indebtedness owed by the Borrower to any Subsidiary or any Subsidiary to the Borrower or another Subsidiary in connection with cash management of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practices;

(k) Investments by the Borrower or any Material Subsidiary (i) outstanding on the date hereof (or refinancings thereof) in Subsidiaries (other than Material Subsidiaries) and (ii) in the Borrower or any Material Subsidiary;

(l)  Investments made after the date hereof in Subsidiaries that are not Material Subsidiaries, provided, that such Investments in the aggregate to such Subsidiaries that are not Material Subsidiaries shall not exceed $15,000,000 in aggregate amounts outstanding at any time (net of any repayment of loans or return of equity);

(m) Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Borrower or a Material Subsidiary) $40,000,000 for any single Investment or series of related Investments in any Person, provided, that not less than 10 Business Days prior to consummation of such Investment, the Borrower shall have provided pro forma financial statements to the Bank demonstrating that in the good faith judgment of the Borrower, the Borrower will continue to comply with the covenants of this Agreement after giving effect to such Investment, and provided, further, that consent of the Bank to such Investments in excess of such limits shall not be unreasonably withheld;

(n) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 9.2;

(o) Investments consisting of hedging arrangements not otherwise prohibited hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;

(p) accounts receivable, notes receivable and security deposits and prepayments arising and trade credit granted in the ordinary course of business and any prepayments and other credits to suppliers made in the ordinary course of business;

(q) Investments resulting from pledges and deposits permitted by Section 9.8;

(r) Investments in the form of Guaranties permitted by Section 9.9;

(s) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(t) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Material Subsidiary as a result of a foreclosure by the Borrower or any of the Material Subsidiaries with respect to any Investments or other transfer of title with respect to any Investment in default;

(u) Investments of a Material Subsidiary acquired after the date hereof or of a corporation merged into the Borrower or merged into or consolidated with a Material Subsidiary in accordance with Section 9.1 after the date hereof to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(v) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(w) Investments by the Borrower or any Material Subsidiary, if the Borrower or any Material Subsidiary would otherwise be permitted to make a dividend or distribution in such amount (provided that the amount of any such Investment shall also be deemed to be a distribution under the appropriate clause of Section 9.6);

(x) Investments in joint ventures with respect to one or more of the Borrower’s and Subsidiaries’ interests in generation and transmission assets, owned jointly with other electric utilities, incurred in the ordinary course of business;

Investments in joint ventures in one or more of the Borrower’s and Subsidiaries’ present lines of business in an aggregate amount not to exceed $15,000,000 at any time outstanding; and

(y) any other Investments not otherwise permitted hereunder not to exceed $15,000,000 at any time outstanding.

Section 9.8                      Liens.  Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

(a) Liens in connection with the acquisition of property by way of purchase money mortgage and security interests, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired (or accessions to such property, related records and proceeds thereof);

(b) Liens existing on assets of Material Subsidiaries acquired after the date of this Agreement, which existed at the time of such acquisition and attach only to the assets of such Material Subsidiaries;

(c) Liens existing on the date of this Agreement and disclosed on Schedule 9.8 hereto and Liens securing any extension, renewal, restatement or replacement of the credit facilities described on Schedule 9.8, provided, that Liens securing such extensions, renewals, restatements or replacement credit facilities shall not attach to materially different assets than the Liens disclosed on such Schedule 9.8 and shall not secure indebtedness exceeding the amount of credit facilities described on Schedule 9.8 (other than premiums, interest, fees or costs capitalized or required to be paid in connection with such extension, renewal, restatement or replacement credit facility);

(d) Deposits or pledges and other Liens to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, in each case in the ordinary course of business of the Borrower or a Subsidiary;

(e) Liens of landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business or imposed by-law and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) Deposits and other Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Material Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Liens granted to secure obligations to any other holder of senior Indebtedness of the Borrower (including without limitation obligations to insurers of bond obligations of the Borrower constituting Interest-bearing Debt), provided, that (i) such Liens were required to be granted pursuant to agreements and instruments entered into by the Borrower prior to the date of this Agreement, and (ii) the Bank is granted a pari passu Lien, not subordinate in priority (whether due to time of filing or otherwise) to such Lien attaching to either (x) the same assets and rights as the Lien in favor of such other holder of senior Indebtedness (in which case if the Bank shall so notify the Borrower, the holder of such senior Indebtedness shall enter into an inter-creditor agreement reasonably satisfactory to the Bank confirming such respective priorities of such Liens), or (y) other assets that are reasonably acceptable to the Bank in its sole discretion to secure all Indebtedness and obligations of the Borrower hereunder, whether then existing or thereafter arising;

(h) Liens of lessors of real property on which facilities owned or leased by the Borrower or any Subsidiary are located;

(i) Liens (to the extent falling under the definition of “Lien”) consisting of ownership interests (and protective filings respecting such ownership interests) of lessors of assets to the Borrower or any Subsidiary under any operating lease, and of licensors of intellectual property or other rights to the Borrower or any Subsidiary;

(j) Liens (to the extent falling under the definition of “Lien”) consisting of rights of lessees or sublessees of assets of the Borrower or any Subsidiary leased in the ordinary course of the Borrower’s or such Subsidiary’s business, which leases do not materially interfere with the ordinary course of business of the Borrower or such Subsidiary;

(k) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods by the Borrower or any Subsidiary in the ordinary course of business and other similar Liens arising in the ordinary course of business of the Borrower or any Subsidiary;

(l) Liens in favor of the Bank under any provisions of this Agreement or any other Loan Document or any replacement, additional or successor agreement hereto or thereto, creating such Liens;

(m) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 8.4;

(n) Liens securing Indebtedness incurred to pay annual premiums for property, casualty or liability insurance policies maintained by the Borrower or any Material Subsidiary; provided that such Liens attach only to insurance policies and proceeds thereof, and pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Material Subsidiary;

(o) Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder; provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed of;

(p) survey exceptions, encroachments, protrusions, easements, restrictions, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines and other similar minor title defects affecting the real property, or zoning or other restrictions as to the use of the real property or Liens incidental to the conduct of the business of the Borrower or any Material Subsidiary or to the ownership of its properties, in each case which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially and adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or any Material Subsidiary;

(q) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(h);

(r) Liens encumbering cash collateral or other financial assets securing Investments consisting of hedging arrangements not otherwise prohibited hereunder relating to interest rate, commodity price or foreign exchange rate exposure not entered into for any speculative purpose;

(s) Liens arising under or related to any statutory or common law provisions or other customary or contractual rights (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, including banker’s liens, rights of setoff or similar rights and remedies as to deposit or securities accounts or other funds or instruments maintained or held with a depositary or other financial institution or securities intermediary, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Material Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Material Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Material Subsidiary in the ordinary course of business;

(t) Any encumbrance or restriction with respect to the equity interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement and encumbrances or restrictions in favor of other utility owners arising from agreements governing Borrower’s and its Subsidiaries’ interests in jointly owned electric generation plants and transmission lines;

(u) Liens on securities that are the subject of repurchase agreements permitted by Section 9.7;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any Material Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(w) Liens securing Indebtedness of the Borrower or any Subsidiary of the Borrower provided the aggregate amount of such Indebtedness does not exceed 20% of Total Capitalization; and

(x) Liens not otherwise permitted by this Section securing Indebtedness or other obligations not to exceed $15,000,000 in the aggregate at any time outstanding.

In no case shall Liens permitted hereunder apply to the stock of any Subsidiary (other than Liens, if any, under clause (g)) and in no case shall Liens under clause (d), (e), (f), (i), (j), (k), (m), (o) or (p) secure any Indebtedness for borrowed money or Indebtedness constituting obligations to issuers of letters of credit.

Section 9.9                      Contingent Liabilities.  Guaranty obligations of any other Person, except for:

(a) Guaranties by the Borrower or any Material Subsidiary of obligations of the Borrower or any Subsidiary as lessee under any lease that is not a Capitalized Lease;

(b) Guaranties by the Borrower to assure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, or performance, surety, statutory, stay, customs or appeal bonds, performance and completion guarantees, and other similar obligations, in the ordinary course of business of the Borrower or a Material Subsidiary or consistent with past practice;

(c) Guaranties by the Borrower or any Subsidiary of the obligations of the Borrower or any Material Subsidiary under any unsecured Interest-bearing Debt the incurrence of which does not cause a Default or Event of Default; and

(d) Other Guaranties limited as to principal of recovery to not more than $15,000,000 in the aggregate at any time outstanding.

Section 9.10                    Transactions with Related Parties.  Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than such entity would obtain in a comparable arm’s-length transaction with a Person not a Related Party, excluding (i) transactions between the Borrower and OTC or a Material Subsidiary and transactions between Material Subsidiaries and OTC or a Material Subsidiary, (ii) transactions otherwise expressly permitted (or required) with such Related Parties under this Agreement, (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or a Material Subsidiary, (iv) loans or advances to employees or consultants of the Borrower or any of its Subsidiaries otherwise permitted hereunder, (v) transactions among the Borrower or any Subsidiary permitted by this Agreement, (vi) the payment of fees, reasonable out-of-pocket costs and indemnities and provision of indemnification to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business, (vii) any employment agreement, benefit plan or arrangement or any health, disability or similar insurance plan which covers employees, entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (viii) any subscription agreement or similar agreement pertaining to the repurchase of equity interests pursuant to put/call rights or similar rights with employees, officers or directors, (ix) payments or loans (or cancellation of loans) to employees or consultants that are (A) approved by a majority of the Board of Directors of the Borrower in good faith, (B) made in compliance with applicable law and (C) otherwise permitted under this Agreement, (x) transactions with wholly-owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice, (xi) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or a Material Subsidiary, provided, however, that (A) such director abstains from voting as a director of the Borrower or a Material Subsidiary on any matter involving such other person and (B) such person is not a Related Party for any reason other than such director’s acting in such capacity, (xii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice, (xiii) intercompany transactions for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries, (xiv) payments by the Borrower and the Subsidiaries pursuant to tax sharing agreements among the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party, and (xv) the payment of fees, expenses, indemnities or other payments pursuant to the agreements in existence on the date hereof and set forth on Schedule 9.10 or any amendment thereto to the extent such an amendment is not adverse to the Bank in any material respect.

Section 9.11                   Use of Proceeds.  Permit any proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time.

Section 9.12                    Financial Covenant.  Permit at any time, the ratio, as of the last day of any fiscal quarter of the Borrower, of (a) Interest bearing Debt, to (b) Total Capitalization to be greater than 0.60 to 1.00.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.1                    Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of the Note, or the Borrower shall fail to make within three (3) Business Days after the same becomes due, any interest on the Note or any fee or other amount required to be made to the Bank pursuant to the Loan Documents;

(b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Material Subsidiary by any of the Loan Documents or by or on behalf of the Borrower or any Material Subsidiary in any certificate, statement, report or other writing required to be furnished by or on behalf of the Borrower to the Bank pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

(c) The Borrower shall fail to comply with Section 8.2 or any Section of Article IX;

(d) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1) and such failure to comply shall continue for thirty (30) calendar days after the Borrower obtains knowledge of such non-compliance;

(e) The Borrower or any Material Subsidiary shall admit in writing that it is insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Material Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Material Subsidiary or for a substantial part of the property thereof and such appointment shall not be discharged, dismissed or stayed within 60 days;

(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or a Material Subsidiary and, if instituted against the Borrower or a Material Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Material Subsidiary, or shall remain undischarged, undismissed, unstayed or unbonded for 60 days, or an order for relief shall have been entered against the Borrower or such Material Subsidiary, or the Borrower or any Material Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

(g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or any Material Subsidiary and, if instituted against the Borrower or any Material Subsidiary, shall be consented to or acquiesced in by the Borrower or such Material Subsidiary or shall remain for 30 days undismissed, undischarged, unstayed or unbonded, or the Borrower or such Material Subsidiary shall consent to or acquiescence in such a proceeding; provided that any dissolution or proceeding not prohibited by Section 9.1 or Section 9.2 shall not constitute an Event of Default;

(h) A final judgment or judgments for the payment of money in excess of the sum of $20,000,000 in the aggregate (to the extent not covered by third-party insurance as to which the insurer has not denied coverage in respect thereof) shall be rendered against the Borrower or a Material Subsidiary, and there is a period of 30 consecutive days during which (i) the Borrower or such Material Subsidiary has not discharged the same or provided for its discharge in accordance with its terms, or (ii) the Borrower or such Material Subsidiary has not procured a stay of execution, prior to any execution on such judgment or (iii) such judgment has not otherwise been dismissed, vacated or bonded pending appeal;

(i) The termination of any Plan by the Borrower or any ERISA Affiliate if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligations shall constitute an Adverse Event, or the termination of any such Plan by the PBGC if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, and the requirement to make such contribution or the incurrence of such liability or obligations shall constitute an Adverse Event;

(j) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Material Subsidiary in the aggregate in excess of $20,000,000 shall be accelerated, or the Borrower or a Material Subsidiary shall fail to pay any such Indebtedness (in excess of such amount) when due (beyond the applicable grace period with respect thereto) or, in the case of such Indebtedness payable on demand, when demanded (beyond the applicable grace period with respect thereto), or any other event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and, in each case, such nonpayment or other event shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness (in excess of such amount) or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity provided that this clause (j) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, and provided further, that an Event of Default under this clause (j) caused by the occurrence of a breach or default with respect to Indebtedness in the aggregate in excess of $20,000,000 shall be cured for purposes of this Agreement upon the Person asserting such breach or default waiving such breach or default or upon the Borrower or a Material Subsidiary curing such breach or default if, at the time of such waiver or such cure the Bank has not exercised any rights or remedies with respect to an Event of Default under this clause (j);

(k) Any material provision of any Loan Document shall not be, or shall cease to be, enforceable and binding in accordance with its terms (other than as permitted hereunder or thereunder), or the Borrower or any Material Subsidiary shall disavow or contest in writing its obligations under such Loan Document (other than as permitted hereunder or thereunder); or

(l) Any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), that owned less than 5% of the shares of any voting class stock of the Borrower shall have acquired more than 25% of the shares of such voting stock.

Section 10.2                    Remedies.  If (a) any Event of Default described in Sections 10.1(e), (f) or (g) shall occur and be continuing with respect to the Borrower, the outstanding unpaid principal balance of the Note, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions:  (i) declare that the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon the Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding, (ii) exercise all rights and remedies under any other Loan Document, and (iii) enforce all rights and remedies under any applicable law.

Section 10.3                    Setoff.  In addition to, and without limitation of, any rights of the Bank under applicable law, if any Event of Default occurs and is continuing, upon written direction by the Bank to such effect any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Bank to or for the credit or account of the Borrower may be offset and applied toward the payment of the Borrower Obligations then due and payable owing to the Bank.  The Bank agrees to promptly notify the Borrower after any such setoff and application made by the Bank; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE XI

MISCELLANEOUS

Section 11.1                    No Waiver and Amendment.  No failure on the part of the Bank to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by-law.  No notice to or demand on the Borrower not required hereunder or under the Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank to any other or further action in any circumstances without notice or demand.

Section 11.2                    Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.3                    Federal Reserve Bank.  Nothing herein stated shall limit the right of the Bank to assign a security interest in all or any portion of its rights herein and in the Note to a Federal Reserve Bank; provided that no such assignment of a security interest shall release the Bank from any of its obligations hereunder or substitute any such assignee for the Bank as a party hereto.

Section 11.4                    Costs, Expenses and Taxes; Indemnification.

(a) The Borrower agrees, whether or not any Advance is made hereunder, to pay promptly on written demand: (i) all reasonable and documented out-of-pocket costs and expenses of the Bank (including the reasonable fees and expenses of counsel) incurred in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof, and (ii) all reasonable and documented out-of-pocket costs and expenses of the Bank incurred after the occurrence and during the continuance of an Event of Default in connection with the enforcement of the Loan Documents. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Bank of telephonic or other instructions for making Advances or disbursing the proceeds thereof, except to the extent resulting from the gross negligence or willful misconduct.

(b) The Borrower agrees to defend, protect, indemnify, and hold harmless the Bank, each of its affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (each an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, arising out of or in connection with the Commitment, the making of, management of and participation in the Advances or the use or intended use of the proceeds of the Advances, provided that the Borrower shall have no obligation under this Section 11.4(b) to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise. To the extent permitted by applicable law, any Person seeking to be indemnified under this Section 11.4(b) shall, upon obtaining knowledge thereof, use commercially reasonable efforts to give prompt written notice to the Borrower of the commencement of any action or proceeding giving rise to such indemnification claim, provided that the failure to give such notice shall not relieve the Borrower of any indemnification obligations hereunder.

(c) The obligations of the Borrower under this Section 11.4 shall survive any termination of this Agreement.

Section 11.5                    Notices.

(a) Except when telephonic or electronic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party for the Borrower and the Bank, at the address specified on the signature page hereof or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article II shall be deemed to have been given only when received by the Bank.

(b) Financial statements, reports and letters under Section 8.1(a), (b), (c), (f), (g) and (h) and other ordinary course requests or communications by the Borrower to the Bank may be sent by the Borrower to the Bank by e-mail.

Section 11.6                    Successors.  This Agreement shall be binding upon the Borrower, the Bank and their respective successors and permitted assigns, and shall inure to the benefit of the Borrower, the Bank and their respective successors and permitted assigns.  The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank.

Section 11.7                    Severability.  Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.8                    Subsidiary References.  The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

Section 11.9                    Captions.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 11.10                  Entire Agreement.  The Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 11.11                  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart to this Agreement by facsimile transmission or in PDF or other electronic format shall be as effective as delivery of a manually signed original.

Section 11.12                  Governing Law.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

Section 11.13                  Consent to Jurisdiction.  THIS AGREEMENT AND THE NOTE MAY BE ENFORCED IN ANY FEDERAL COURT SITTING IN CHICAGO, ILLINOIS; AND EACH PARTY HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT ANY PARTY HERETO COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, ANY OTHER PARTY TO SUCH ACTION AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 11.14                  Waiver of Jury Trial.  THE BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 11.15                  Customer Identification - USA PATRIOT Act Notice.  The Bank (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank, as applicable, to identify the Borrower in accordance with the Act.

Section 11.16                  OFAC and Asset Control Regulations.  The Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders, and (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.

Section 11.17                  Confidentiality.  The Bank agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries and their respective businesses furnished to it by or on behalf of the Borrower or any of its Subsidiaries and shall not reveal the same except:  (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower and (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 11.17 or (ii) becomes available to the Bank on a nonconfidential basis from a source other than the Borrower.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

OTTER TAIL POWER COMPANY

By:	/s/ Suzanne Allen
Title:	Assistant Treasurer

P.O. Box 496
Fergus Falls, MN 56538-0496
Attention:	Mr. Kevin G. Moug
Chief Financial Officer
Telephone:	(701) 451-3562
Fax:	(701) 232-4108

Signature Page to
Otter Tail Power Company Term Loan Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Bank

By:	/s/ Helen Davis
Title:	Vice President

JPMorgan Chase Bank, N.A.
10 S. Dearborn Street
Floor 7, Mail Code IL1-0010
Chicago, IL 60603
Attention: Joyce King
Telephone: 312-385-7025
Fax: 888-292-9533

With a copy to:

JPMorgan Chase Bank, N.A.
10 S. Dearborn Street
Floor 9, Mail Code IL1-0090
Chicago, IL 60603
Attention: Helen Davis
Telephone: 312-732-1759
Fax: 312-732-1762

Signature Page to
Otter Tail Power Company Term Loan Credit Agreement

EXHIBITS
AND SCHEDULES

Exhibit	Contents

A	Form of Promissory Note

B	Form of Compliance Certificate

C	Opinion of Counsel to Otter Tail Power Company

Schedules

1.1(b)	Material Subsidiaries

7.6	Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)

7.15	Subsidiaries (Section 7.15)

7.16	Partnerships/Joint Ventures (Section 7.16)

9.4	Stock Ownership Transactions (Section 9.4)

9.7	Investments (Section 9.7)

9.8	Liens (Section 9.8)

9.10	Transactions with Related Parties (Section 9.10)

Exhibit A
FORM OF PROMISSORY NOTE

$40,900,000	_______, 20__

FOR VALUE RECEIVED, the undersigned, OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”), promises to pay to the order of JPMORGAN CHASE BANK, N.A., a national banking association (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of FORTY MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($40,900,000), or if less, the then aggregate unpaid principal amount of the Term Loan (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement.  The Term Loan and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement.  Accrued interest shall be payable on the dates specified in the Credit Agreement.

All payments of principal and interest under this Promissory Note (this “Note”) shall be made in lawful money of the United States of America in immediately available funds at the office of the Bank, at 10 South Dearborn Street, Chicago, Illinois 60603, or at such other place as may be designated by the Bank to the Borrower in writing.

This Note is the Note referred to in, and evidences indebtedness incurred under, the Credit Agreement dated as of March 1, 2013 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) between the Borrower and the Bank, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of New York.

OTTER TAIL POWER COMPANY

By:

Title:

Exhibit B
FORM OF COMPLIANCE CERTIFICATE

_________, 20__

JPMorgan Chase Bank, N.A.
10 S. Dearborn Street
Floor 7, Mail Code IL1-0010
Chicago, IL  60603
Attention: Joyce Kin

JPMorgan Chase Bank, N.A.
10 S. Dearborn Street
Floor 9, Mail Code IL1-0090
Chicago, IL  60603
Attention: Helen Davis

Ladies/Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 1, 2013 (as amended from time to time, the “Credit Agreement”), between OTTER TAIL POWER COMPANY (the “Borrower”) and JPMORGAN CHASE BANK, N.A. (the “Bank”).  Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

As required pursuant to Section 8.1(c) of the Credit Agreement, the Borrower hereby certifies that as of _____________, 20__, the following is true, correct and accurate in all respects:

1.           The consolidated financial statements submitted herewith are fairly presented in all material respects.

2.           No Default and no Event of Default, has occurred and is continuing.

3.           Covenant compliance is demonstrated as follows:

Section (9.12)  Interest-bearing Debt to Total Capitalization.

Interest-bearing Debt:	$__________

to:

Total Capitalization:	$__________

(Required:  not greater than 0.60 to 1.00).

OTTER TAIL POWER COMPANY

By:
Title:	Treasurer

Exhibit C
OPINION OF COUNSEL
Otter Tail Power Company

March 1, 2013

JPMorgan Chase Bank, N.A. 10 S. Dearborn Street Floor 7, Mail Code IL1-0010 Chicago, IL 60603

Ladies and Gentlemen:

I have acted as counsel to Otter Tail Power Company, a Minnesota corporation (the “Company”), in connection with entry by the Company into that certain Credit Agreement, dated as of March 1, 2013, by and between the Company and JPMorgan Chase Bank, N.A. a national banking association (the “Bank”), (the “Credit Agreement”).  This opinion is being delivered to you pursuant to Section 6.1 of the Credit Agreement.  Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Credit Agreement.

In connection with this opinion, I have examined the following documents:

1.           The Articles or Certificate of Incorporation of the Company;

2.           The Bylaws of the Company;

3.           Resolutions of the Board of Directors of the Company; and

4.           An executed copy of the Credit Agreement.

I also have examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company) and the conformity to authentic originals of all documents submitted to me as copies.  I also have assumed the legal capacity for all purposes relevant hereto of all natural persons (other than officers of the Company) and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Company (known by me to have authority to make such representations and certifications on behalf of the Company) and certificates of public officials.

Based on the foregoing, I am of the opinion that:

(i)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its present operations or properties require such qualification, except where failure so to qualify or to be in good standing would not constitute an Adverse Event.

(ii)           The Company has full corporate power and authority to (a) own and operate its properties and assets and carry on its business as presently conducted, as described with respect to the Company in Otter Tail Corporation’s Annual Report or Form 10-K for the year ended December 31, 2012, and (b) enter into and perform its obligations under the Loan Documents to which it is a party.

(iii)           The execution and delivery by the Company of the Loan Documents to which it is a party, the borrowing by the Company under the Credit Agreement, and the performance by the Company of its obligations under the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and the Loan Documents have been duly executed and delivered on behalf of the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms.

(iv)           There is no provision in (a) the Company’s Articles or Certificate of Incorporation or Bylaws, (b) any indenture, mortgage, contract or agreement to which the Company is a party or by which the Company or its properties are bound, (c) any law, statute, rule or regulation or (d) any writ, order or decision of any court or governmental instrumentality binding on the Company which would be contravened by the execution, delivery or performance by the Company of the Loan Documents to which it is a party, except in the case of clauses (b) and (d) for any such contravention which would not constitute an Adverse Event.

(v)           There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against the Company before any court or arbitrator or by or before any administrative agency or government authority, which, if adversely determined, could reasonably be expected to constitute an Adverse Event.

The opinion set forth in paragraph (iii) above is subject to the following qualifications and exceptions:

1.
The opinion set forth in paragraph (iii) above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.

2.
The opinion set forth in paragraph (iii) above is subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).  In addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

3.
I express no opinion as to the enforceability of provisions in the Loan Documents to the extent they contain obligations of the Company to pay any prepayment premium, default interest rate or other form of liquidated damages if the payment of such premium, interest rate or damages may be construed as unreasonable in relation to the actual damages or disproportionate to actual damages suffered by the party claiming such amounts as a result of such prepayment or default.

4.
I express no opinion (A) as to the validity, binding effect or enforceability of (1) any provision of the Loan Documents related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (2) waivers by the Company of any statutory or constitutional rights or remedies, (3) terms which excuse any person or entity from liability for such person’s or entity’s negligence or willful misconduct, or (4) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party; or (B) as to compliance or the effect of noncompliance by you with any state or federal laws or regulations applicable to you in connection with the transactions described in the Loan Documents.

I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions expressed above are limited to the laws of the States of Minnesota and the federal laws of the United States.

The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours,

George A. Koeck
General Counsel & Assistant Secretary

Schedule 1.1(b)

Material Subsidiaries of Otter Tail Power Company

None

Schedule 7.6

Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)

None

Schedule 7.15
Subsidiaries (Section 7.15)

None

Schedule 7.16

Partnerships/Joint Ventures (Section 7.16)

In the ordinary course of business, the Borrower has entered into contractual arrangements with other regional utilities providing for ownership interests (both as tenants-in-common and discretely) in transmission and generation assets.

Schedule 9.4

Stock Ownership Transactions (Section 9.4)

None

Schedule 9.7

Investments

Otter Tail Power Company
Detail of Investments

12/31/2012
Investment in Loan Pools	255,059
Other Miscellaneous	17,836
$272,895

Schedule 9.8

Liens

None.

Schedule 9.10
Transactions with Related Parties (Section 9.10)

None.